                      SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549

                                  FORM 8-K/A


                                Current Report

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  January 2, 1998

                                  ACE LIMITED
-------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)


        Cayman Islands               1-11778          Not Applicable
------------------------------    --------------   ---------------------
 (State or other jurisdiction      (Commission       (I.R.S. Employer
      of incorporation)            File Number)     Identification No.)

             The ACE Building
           30 Woodbourne Avenue
             Hamilton, Bermuda                           HM 08
-------------------------------------------     ------------------------
 (Address of principal executive offices)              (Zip Code)

Registrant's telephone number, including area code: (441) 295-5200

                                Not Applicable
-------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)

On January 2, 1998, ACE Limited completed the acquisition of Westchester Specialty Group, Inc. (WSG). This current report on Form 8-K/A contains audited financial statements of WSG and unaudited pro forma financial information of ACE Limited not previously filed in accordance with the rules and regulations of the Securities and Exchange Commission.

Item 7 Financial Statements and Exhibits

       (a)   Financial Statements of Westchester Specialty Group, Inc.

                   See Exhibit 1

       (b)   Pro Forma Financial Information

                   See Exhibit 2

       (c)   None

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 3, 1998                       ACE LIMITED

                                           By: /s/ Christopher Z. Marshall
                                               ---------------------------
                                               Christopher Z. Marshall
                                               Chief Financial Officer

                                                                       Exhibit 1

                       WESTCHESTER SPECIALTY GROUP, INC.

                              1997 Annual Report

                       WESTCHESTER SPECIALTY GROUP, INC.

                               Table of Contents


                                                                          Page
                                                                          ----

Independent Auditors' Report                                                1

Consolidated Financial Statements:
 Consolidated Balance Sheets                                                2
 Consolidated Statements of Operations                                      3
 Consolidated Statements of Shareholder's Equity                            4
 Consolidated Statements of Cash Flows                                      5

Notes to Consolidated Financial Statements:
 Basis of Consolidation and Summary of Significant Accounting Policies      6
 Investments and Investment Income                                         10
 Income Taxes                                                              13
 Unpaid Losses and Loss Expenses                                           15
 Reinsurance                                                               18
 Salvage and Subrogation                                                   20
 Pensions                                                                  20
 Postretirement Benefits Other Than Pensions                               22
 Related Party Transactions                                                23
 Statutory Information                                                     24
 Shareholder's Equity                                                      24
 Fair Value of Financial Instruments                                       25
 Leases                                                                    25
 Long-Term Obligations                                                     26
 Contingent Liabilities                                                    26


                         Independent Auditors' Report


The Board of Directors and Shareholder
Westchester Specialty Group, Inc.:


We have audited the accompanying consolidated balance sheets of Westchester Specialty Group, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Westchester Specialty Group, Inc. and subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.



January 12, 1998

                       WESTCHESTER SPECIALTY GROUP, INC.

                          Consolidated Balance Sheets

                          December 31, 1997 and 1996

                       (In millions, except share data)


                          Assets                              1997     1996
                          ------                             ------   ------

Investments:
 Fixed maturities, at fair value (amortized cost: $394
   in 1997 and $398 in 1996)                                 $  405   $  402
 Short-term investments, at amortized cost which
   approximates fair value                                      749      695
                                                             ------   ------
        Total investments                                     1,154    1,097

Cash                                                              1        4
Accrued investment income                                         5        7
Receivables:
 Premiums                                                        16       20
 Other                                                            -        6
Reinsurance recoverables                                        631      688
Prepaid reinsurance premiums                                     40       56
Deferred policy acquisition costs                                 9        7
Current income taxes                                             39        -
Deferred income taxes                                            76       73
Equipment and leasehold improvements                              6        5
Due from affiliates                                               -        1
Other assets                                                      9        9
                                                             ------   ------

        Total assets                                         $1,986   $1,973
                                                             ======   ======

         Liabilities and Shareholder's Equity
         ------------------------------------

Liabilities:
 Unpaid losses and loss expenses                             $1,451   $1,380
 Unearned premiums                                               88      113
 Accounts payable and accrued liabilities                        46       41
                                                             ------   ------
        Total liabilities                                     1,585    1,534
                                                             ------   ------

Shareholder's equity:
 Common stock and additional paid-in capital (includes $1
   par value common stock, 1,000 shares authorized,
   issued and outstanding)                                      415      365
 Retained (deficit) earnings                                    (21)      71
 Net unrealized gains on investment securities                    7        3
                                                             ------   ------
        Total shareholder's equity                              401      439
                                                             ------   ------

        Total liabilities and shareholder's equity           $1,986   $1,973
                                                             ======   ======

See accompanying notes to consolidated financial statements.

                       WESTCHESTER SPECIALTY GROUP, INC.

                     Consolidated Statements of Operations

                 Years ended December 31, 1997, 1996, and 1995

                                 (In millions)


                                                                 1997      1996      1995
                                                                ------     -----    ------

Revenues:
 Net premiums earned                                            $  96      $ 142    $ 167
 Net investment income                                             64         61       56
 Net realized investment gains                                      -          -        7
                                                                -----      -----    -----
      Total revenues                                              160        203      230
                                                                -----      -----    -----

Losses and expenses:
 Losses and loss expenses                                         270        121      205
 Underwriting, acquisition, and other insurance expenses           32         42       50
 Interest expense                                                   -          3        5
 Other expenses                                                     -          1        1
                                                                -----      -----    -----
      Total losses and expenses                                   302        167      261
                                                                -----      -----    -----

      (Loss) earnings from operations before income taxes        (142)        36      (31)

Income tax (benefit) provision                                    (50)        13      (19)
                                                                -----      -----    -----

      Net (loss) earnings                                    $    (92)  $     23    $ (12)
                                                                =====      =====    =====

See accompanying notes to consolidated financial statements.

                       WESTCHESTER SPECIALTY GROUP, INC.

                Consolidated Statements of Shareholder's Equity

                 Years ended December 31, 1997, 1996, and 1995

                                 (In millions)


                                                            1997    1996    1995
                                                           ------  ------  ------

Common stock and additional paid-in capital:
 Balance at beginning of year                              $ 365   $ 318   $ 293
 Capital contributions                                        50      47      25
                                                           -----   -----   -----
 Balance at end of year                                      415     365     318
                                                           -----   -----   -----

Retained (deficit) earnings:
 Balance at beginning of year                                 71      48      60
 Net (loss) earnings                                         (92)     23     (12)
                                                           -----   -----   -----
 Balance at end of year                                      (21)     71      48
                                                           -----   -----   -----

Net unrealized gains (losses) on investment securities:
 Balance at beginning of year                                  3      (1)    (52)
 Change in unrealized gains                                    7       5      51
 Change in deferred income taxes                              (3)     (1)      -
                                                           -----   -----   -----
 Balance at end of year                                        7       3      (1)
                                                           -----   -----   -----

      Total shareholder's equity                           $ 401   $ 439   $ 365
                                                           =====   =====   =====

See accompanying notes to consolidated financial statements.

                       WESTCHESTER SPECIALTY GROUP, INC.

                     Consolidated Statements of Cash Flows

                 Years ended December 31, 1997, 1996, and 1995

                                 (In millions)


                                                                       1997       1996       1995
                                                                      ------     ------     ------
Cash flows from operating activities:
 Net (loss) earnings                                                 $  (92)    $   23     $  (12)

 Adjustments to reconcile net (loss) earnings to cash
   (used in) provided by operating activities:
     Depreciation and amortization                                        2          1         12
     Net realized investment gains                                        -          -         (7)
     Changes in:
      Unpaid losses and loss expenses, net of reinsurance
       recoverable                                                      119        (66)        37
      Unearned premiums, net of prepaid reinsurance                      (9)       (17)       (15)
      Other liabilities                                                   5         (5)         5
      Underwriting assets                                                16          6         22
      Deferred policy acquisition costs                                  (2)         5          2
     Interest expense                                                     -          3          5
     Payments for interest expense                                        -         (3)        (5)
     Income taxes (benefits)                                            (50)        13        (19)
     Receipts for income taxes                                            5          6          -
     Other                                                                -          3          -
                                                                     ------     ------      ------
          Total adjustments                                              86        (54)         37
                                                                     ------     ------      ------

          Net cash (used in) provided by operating activities            (6)       (31)         25
                                                                     ------     ------      ------

Cash flows from investing activities:
 Cash used for the purchase of fixed maturity and equity securities     (40)      (399)       (191)
 Proceeds from the sale or maturity of fixed maturities and
   equity securities                                                     44         91       1,100
 Net change in short-term investments                                   (54)       353        (955)
 Net change in unsettled securities                                       -          2          (2)
 Receipts for notes receivable                                            6          -           -
 Purchase of fixed assets                                                (3)        (2)          -
                                                                     ------     ------      ------
          Net cash (used in) provided by investing activities           (47)        45         (48)
                                                                     ------     ------      ------

Cash flows from financing activities:
 Capital contribution                                                    50         45          25
 Cash used for repayment of debt                                          -        (60)        (15)
                                                                     ------     ------      ------
          Net cash provided by (used in) financing activities            50        (15)         10
                                                                     ------     ------      ------

          Net decrease in cash                                           (3)        (1)        (13)

Cash at beginning of year                                                 4          5          18
                                                                     ------      ------     ------

Cash at end of year                                                $      1   $      4   $       5
                                                                     ======     ======      ======

See accompanying notes to consolidated financial statements.

                       WESTCHESTER SPECIALTY GROUP, INC.

                  Notes to Consolidated Financial Statements

                       December 31, 1997, 1996, and 1995


(1)  Basis of Consolidation and Summary of Significant Accounting Policies
     ---------------------------------------------------------------------

 (a) Basis of Consolidation
     ----------------------

     Westchester Specialty Group, Inc. including its subsidiaries (the "Company"), is a wholly owned subsidiary of Talegen Holdings, Inc. (Talegen). Talegen is a wholly owned subsidiary of Xerox Financial Services, Inc. (XFSI), which is a wholly owned subsidiary of Xerox Corporation (Xerox). In January 1993, Xerox announced its strategic decision to disengage from its insurance and other financial services businesses which include Talegen and the Company in order to focus on its core document processing business. In connection with this strategy, during 1992 and 1993, Talegen completed a major recapitalization and restructuring of its business operations into seven stand-alone insurance operating groups (one of which is the Company) each with an independent holding company that, in turn, owns one or more insurance companies.

     In line with its disengagement process, on January 2, 1998, Talegen sold the Company to a subsidiary of ACE Limited for $338 million in cash.

     The Company's insurance subsidiaries are Westchester Fire Insurance Company, Westchester Surplus Lines Insurance Company, and Industrial Underwriters Insurance Company. The Company's insurance subsidiaries write property and casualty insurance, primarily within the commercial specialty lines market. These subsidiaries specialize in providing property, umbrella, and excess casualty coverages. Premiums are written on a nationwide basis mainly through a network of domestic wholesale brokers. The Company's noninsurance subsidiaries are Westchester Specialty Insurance Services, Inc. and Industrial Excess and Surplus Insurance Brokers.

     The consolidated financial statements include the accounts of the Company and all of its subsidiaries. All material intercompany transactions have been eliminated in consolidation.

 (b) Investments
     -----------

     Fixed maturities and equity securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses on investment securities, net of tax, charged or credited as a separate component of shareholder's equity.

     Fair values for fixed maturity securities are based on quoted market prices or dealer quotations. Where quoted market prices or dealer quotations are not available, as is the case for certain mortgage and other asset-backed securities, fair values are measured utilizing quoted market prices for similar securities or by using discounted cash flow methods. Amortized cost for fixed maturities is historical cost adjusted for the amortization of premiums and discounts, which are amortized using the effective interest method over the estimated remaining term of the securities, adjusted for anticipated prepayments.
                                                                     (Continued)

                       WESTCHESTER SPECIALTY GROUP, INC.

                  Notes to Consolidated Financial Statements


     Short-term investments are classified as available-for-sale securities and are carried at amortized cost which approximates fair value due to the short-term maturity of these investments.

     Realized investment gains and losses on the sale of investments are determined on a specific identification basis. A provision for unrealized investment losses is made in the consolidated statements of operations only when the decline in the fair value of debt and equity securities is other than temporary. Investment income is recorded when earned.

 (c) Premiums
     --------

     Premiums are generally earned on a pro rata basis over the period in which the coverages are provided. Premiums earned include estimates of certain premiums due, including audits and adjustments on retrospectively rated policies. Unearned premiums represent the portion of premiums written that are applicable to the unexpired terms of policies in force. Prepaid reinsurance premiums represent the unexpired portion of premiums ceded to reinsurers.

 (d) Policy Acquisition Costs
     ------------------------

     Policy acquisition costs are comprised primarily of commissions, premium taxes, and that portion of internal expenses which vary with and are related to the acquisition of new and renewal insurance policies. These costs are deferred by major product group and amortized over the life of the policy in proportion to the premium revenue recognized. Deferred policy acquisition costs in excess of recoverable amounts, including investment income, are charged to expense. Acquisition costs include $19 million, $26 million, and $32 million of deferred policy acquisition costs which were amortized during 1997, 1996, and 1995, respectively.

 (e) Losses and Loss Expenses
      ------------------------

     Losses and loss expenses are charged to expense as incurred. The reserves for unpaid losses and loss expenses are determined on the basis of claim adjusters' evaluations and other estimates, including those for incurred but not reported (IBNR) losses and for future salvage and subrogation recoveries. Overall reserve levels are impacted primarily by the types and amounts of insurance coverage written, trends developing from newly reported claims, and claims which have been paid and closed. The Company continually monitors the gross and net loss and loss expense reserves of its insurance subsidiaries relating to business written in both the current and prior years and Talegen management reviews these reserves on a periodic basis. Adjustments are made to reserves in the period they can be reasonably estimated to reflect evolving changes in loss development patterns and various other factors, such as social and economic trends and judicial interpretation of legal liability.
                                                                     (Continued)

                       WESTCHESTER SPECIALTY GROUP, INC.

                  Notes to Consolidated Financial Statements


 (f) Reinsurance
     -----------

     Reinsurance recoverables include the balances due from insurance and reinsurance companies for paid losses and loss expenses and estimates of the portion of unpaid losses and loss expenses that will be recovered from insurers and reinsurers, determined in a manner consistent with the liabilities associated with the reinsured policies. The reserve for uncollectible reinsurance is determined based upon a review of the financial condition of the insurers and reinsurers and an assessment of other available information.

 (g) Pension, Postretirement, and Postemployment Benefits
     ----------------------------------------------------

     The cost of pension, postretirement, and postemployment benefits is recognized in the consolidated financial statements during the active working careers of employees.

 (h) Income Taxes
     ------------

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the carried amounts in the consolidated financial statements and the tax bases of the Company's assets and liabilities. Such temporary differences are primarily due to the tax basis discount on unpaid losses, adjustment for unearned premiums, uncollectible reinsurance, and tax benefits of net operating loss carryforwards. Additionally, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance against deferred tax assets is recorded if it is more likely than not that all or some portion of the benefits related to deferred tax assets will not be realized.

(i)  Use of Estimates
     ----------------

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported financial statement balances as well as the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

     Similar to most companies with property and casualty insurance operations, the reserve for unpaid losses and loss expenses, the reserve for uncollectible reinsurance and deferred policy acquisition costs, although supported by actuarial science and other supporting data, are ultimately based on management's reasoned expectations of future events. In addition, the Company's realization of deferred income tax assets is dependent on the generation of sufficient future taxable income. It is reasonably possible that expectations associated with these accounts can change in the near term (i.e., one year) and that the effect of those changes could be material to the consolidated financial statements.
                                                                     (Continued)

                       WESTCHESTER SPECIALTY GROUP, INC.

                  Notes to Consolidated Financial Statements


(j)  Equipment and Leasehold Improvements
     ------------------------------------

     Equipment and leasehold improvements are carried at cost and are shown net of accumulated depreciation and amortization. Equipment and capitalized software are depreciated on a straight-line basis over three-to-five years and three years, respectively. Capital improvements to leased property are amortized over the life of the improvement or the life of the lease, whichever is shorter. Accumulated depreciation and amortization on equipment and leasehold improvements was $6 million at both December 31, 1997 and 1996.

(k)  Reclassifications
     -----------------

     Certain reclassifications, which were not material, have been made to the 1996 and 1995 consolidated financial statements to conform with the 1997 presentation.


                                                                     (Continued)

                       WESTCHESTER SPECIALTY GROUP, INC.

                  Notes to Consolidated Financial Statements


(2)  Investments and Investment Income
     ---------------------------------

     The components of the investment portfolio at December 31 follow:


                                                               Gross        Gross
                                                             unrealized   unrealized    Estimated
                                                Amortized    investment   investment      fair
                      1997                        cost         gains        losses        value
                      ----                        ----         -----        ------        -----

     (in millions)

     Fixed maturities:
       U.S. Government and government
        agencies and authorities                 $    67     $     2       $   -      $       69
       States, municipalities, and
        political subdivisions                        10           -           -              10
       Foreign governments                             4           1           -               5
       All other corporate fixed maturities          151           3           -             154
       Mortgage and other asset-backed
        securities                                   162           5           -             167
                                                  ------       -----        ----       ---------
          Total fixed maturities                     394          11           -             405

     Short-term investments                          749           -           -             749
                                                  ------      ------        ----       ---------

          Total investments
            available-for-sale                   $ 1,143     $    11       $   -      $    1,154
                                                  ======      ======        ====       =========


                                                               Gross        Gross
                                                             unrealized   unrealized    Estimated
                                                Amortized    investment   investment      fair
                      1996                        cost         gains        losses        value
                      ----                        ----         -----        ------        -----

     (in millions)

     Fixed maturities:
       U.S. Government and
        government agencies
        and authorities                          $    75     $     1       $  -       $       76
       States, municipalities, and
        political subdivisions                        10           -          -               10
       Foreign governments                             5           -          -                5
       All other corporate fixed
        maturities                                   157           2         (1)             158
       Mortgage and other asset-
        backed securities                            151           2          -              153
                                                  ------      ------        ----       ---------
            Total fixed maturities                   398           5         (1)             402

     Short-term investments                          695           -          -              695
                                                  ------      ------        ----       ---------

            Total investments
             available-for-sale                  $ 1,093     $     5       $ (1)      $    1,097
                                                  ======      ======        ====       =========

                                                                     (Continued)

                       WESTCHESTER SPECIALTY GROUP, INC.

                  Notes to Consolidated Financial Statements


The pre-tax increase in unrealized investment gains (losses) for fixed maturities for the years ended December 31, 1997, 1996, and 1995 amounted to $7 million, $5 million, and $51 million, respectively.

At December 31, 1997, approximately 46% of the Company's total investments available-for-sale were comprised of U.S. Treasury securities and other securities issued by U.S. Government agencies and authorities.

During 1997, the Company made certain investments in mortgage and other asset-backed securities. Included in mortgage-backed securities as of December 31, 1997 are $90 million of collateral mortgage obligations (CMOs) and $45 million of pass-through securities issued by GNMA, FNMA, or FHLMC. Approximately 78% of the Company's CMO holdings are fully collateralized by GNMA, FNMA, or FHLMC securities at December 31, 1997. The Company generally purchases CMOs that are protected against prepayment risk through purchasing planned amortization class securities. The Company does not purchase residual interests in mortgage-backed securities. The Company generally purchases asset-backed securities whose underlying collateral experiences stable prepayment characteristics. Virtually all of these securities are rated Aaa by Moody's Investor's Service.

Securities carried at a market value of $32 million and $26 million at December 31, 1997 and 1996, respectively, were deposited by the Company with governmental authorities or designated custodian banks as required by statutory regulations affecting insurance companies.

The amortized cost and estimated fair value of the Company's fixed maturities at December 31, 1997 by contractual maturity follow:

                                                     Amortized    Estimated
                                                       cost       fair value
                                                     ---------    ----------
   (in millions)

   Contractual maturity:
       Within one year                                 $  1          $  1
       After one year but within five                   101           102
       After five years but within ten                   94            97
       After ten years                                   36            38
       Mortgage and other asset-backed securities       162           167
                                                       ----          ----
           Total fixed maturities                      $394          $405
                                                       ====          ====

                       WESTCHESTER SPECIALTY GROUP, INC.

                  Notes to Consolidated Financial Statements


Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Changing interest rates, tax considerations, and other factors may result in portfolio sales prior to maturity.

The components of net investment income for each of the three years ended December 31 follow:

                                                    1997    1996    1995
                                                    ----    ----    ----
(in millions)

Interest on fixed maturities                        $ 28    $ 44    $ 47
Dividends on equity securities                        --      --       1
Interest on short-term and all other investments      39      20      11
Investment expenses                                   (3)     (3)     (3)
                                                    ----    ----    ----
        Net investment income                       $ 64    $ 61    $ 56
                                                    ====    ====    ====

The components of pretax net realized investment gains for each of the three years ended December 31 follow:

                                                    1997    1996    1995
                                                    ----    ----    ----
(in millions)

Fixed maturities:
     Gross investment gains                         $ --    $ --    $ 12
     Gross investment losses                          --      --     (10)

Common stocks:
     Gross investment gains                           --      --       7
     Gross investment losses                          --      --      (2)
                                                    ----    ----    ----
        Net realized investment gains               $ --    $ --    $  7
                                                    ====    ====    ====


                                                                     (Continued)

                       WESTCHESTER SPECIALTY GROUP, INC.

                  Notes to Consolidated Financial Statements


(3)  Income Taxes
     ------------

     Talegen and the Company are included in the Xerox consolidated federal income tax return. Accordingly, Xerox and Talegen and, in turn, Talegen and the Company and its subsidiaries entered into a tax sharing agreement effective in 1983, which provides that the Company will pay or be reimbursed by Xerox for the tax liabilities or benefits generated by the Company. The right to reimbursement for tax benefits does not expire due to any statutory period of limitation under the Internal Revenue Code. The agreement generally provides that subsidiaries shall compute their tax liability on a separate return basis and any benefit on the basis of actual benefits utilized in offsetting the liabilities of Talegen Holdings and its subsidiaries. Income taxes reflected in the consolidated statements of operations are the Company's share of the Xerox consolidated tax provision.

     The components of the Federal income tax provision for each of the three years ended December 31 follow:


                                                   1997    1996   1995
                                                  ------  ------ ------
       (in millions)

       Current (benefit) expense                  $ (44)  $  1   $  (7)
       Deferred (benefit) expense                    (6)    12     (12)
                                                  -----  -----   -----

           Federal income tax provision           $ (50)  $ 13   $ (19)
                                                  =====   ====   =====

     A reconciliation of the U.S. Federal statutory income tax rate to the effective income tax rate for each of the three years ended December 31 follow:


                                                   1997    1996   1995
                                                  ------- ------ -------

       U.S. Federal statutory income tax rate     (35.0)%  35.0%  (35.0)%
       Tax-exempt income                           (0.1)   (0.2)   (3.1)
       Deduction for dividends received              --      --    (0.4)
       Change in estimate of tax liability           --      --   (22.5)
       Other, net                                  (0.1)    0.2    (0.3)
                                                  -----   -----   -----

           Effective income tax rate              (35.2)%  35.0%  (61.3)%
                                                  =====   =====   =====

     Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period which includes the enactment date. In 1995, resolution of significant tax issues resulted in a credit to earnings of $4 million.
                                                                (Continued)

                       WESTCHESTER SPECIALTY GROUP, INC.

                  Notes to Consolidated Financial Statements


     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 follow:


                                                    1997      1996
                                                    -----     -----
       (in millions)

       Deferred tax assets:
        Tax basis discount on unpaid losses
         and loss expenses                          $  60     $  53
        Adjustment for unearned premiums                3         4
        Uncollectible reinsurance                       3         3
        Net operating loss carryforward                13        13
        Other                                           7         6
                                                    -----     -----
              Total deferred tax assets                86        79
                                                    -----     -----

       Deferred tax liabilities:
        Deferred policy acquisition costs               3         3
        Other                                           7         3
                                                    -----     -----
              Total deferred tax liabilities           10         6
                                                    -----     -----

              Net deferred tax assets               $  76     $  73
                                                    =====     =====

     During 1997, a reserve strengthening action resulted in an increase in the tax basis discount on unpaid losses and loss expenses. During 1996, the Company utilized $5 million of its net operating loss carryforward. The tax benefit resulting from net operating loss carryforwards of $13 million at December 31, 1995, resulted primarily from a $12 million net operating loss carryforward allocated to the Company during 1995 pursuant to the tax-sharing agreement.

     Under Statement of Financial Accounting Standards No. 109, deferred income tax assets and liabilities are recognized for differences between the financial statement carrying amounts and the tax bases of assets and liabilities which will result in future deductible or taxable amounts and for net operating loss and tax credit carryforwards. Realization of tax benefits of deductible temporary differences and operating loss and tax credit carryforwards depends on having sufficient taxable income within the carryback and carryforward periods. Sources of taxable income that may allow for the realization of tax benefits include (1) taxable income in the current year or prior years that is available through carryback, (2) future taxable income that will result from the reversal of existing taxable temporary differences, and (3) future taxable income generated by future operations. The Company believes it could realize its net deferred tax asset through the carryback of future tax losses to prior years or the generation of future taxable income, and it is more likely than not that the tax benefits of the deferred tax assets will be realized. Accordingly, no valuation allowance relating to deferred tax assets has been established.
                                                                  (Continued)

                       WESTCHESTER SPECIALTY GROUP, INC.

                  Notes to Consolidated Financial Statements


(4)  Unpaid Losses and Loss Expenses
     -------------------------------

     Activity related to unpaid losses and loss expenses for each of the three years ended December 31 follow:

                                                                               1997     1996     1995
                                                                               ----     ----     ----
       (in millions)

       Gross unpaid losses and loss expenses at beginning of year             $1,380   $1,423   $ 1,235
       Less reinsurance recoverables on unpaid losses and loss expenses          659      636       485
                                                                              ------     ----     -----
       Net balance at beginning of year                                          721      787       750
                                                                              ------     ----     -----

       Incurred losses and loss expenses related to:
        Current accident year losses                                              70      121       143
        Prior accident year losses                                               200        -        62
                                                                              ------     ----     -----
             Total incurred losses and loss expenses                             270      121       205
                                                                              ------     ----     -----

       Paid losses and loss expenses related to:
        Current accident year losses                                              16       27        22
        Prior accident year losses                                               135      160       146
                                                                              ------     ----     -----
             Total paid losses and loss expenses                                 151      187       168
                                                                              ------     ----     -----

       Net balance at end of year                                                840      721       787

       Plus reinsurance recoverable on unpaid losses and loss expenses           611      659       636
                                                                              ------     ----     -----

       Gross unpaid losses and loss expenses at end of year                   $1,451   $1,380   $ 1,423
                                                                              ======   ======   =======

       Ceded incurred losses and loss expenses - Ridge
        Reinsurance Limited (Ridge Re)                                     $       -  $     -     $ 107
       Ceded incurred losses and loss expenses - other reinsurers                 18      112       116
                                                                              ------     ----     -----

             Total ceded incurred losses and loss expenses                 $      18  $   112  $    223
                                                                              ======     ====     =====

     During each of the years ended December 31, 1997 and 1995, the Company increased reserves for prior periods. No net total reserve strengthening for prior periods occurred in 1996; however, certain categories of reserves were strengthened, while redundancies were recognized in other reserve categories. The reserve strengthening which took place during 1997 and 1995 and the reclassifications that occurred during 1996 were primarily the result of improved information and methodological advances that are used to produce estimates of liabilities associated with certain exposures that have proved difficult to determine for the Company, and for the industry as a whole. Specifically, reserves were increased to make provision for latent liabilities, uncollectible reinsurance associated with latent liabilities, and construction defects exposure. Net reserves for prior accident years were increased by $200 million during 1997, and by $62 million in 1995. Making up this net change of $262 million were increases of $119 million for latent liabilities, $117 million for construction defects exposures, and $45 million for uncollectible reinsurance, while experience in other reserve categories during this period resulted in an addition in net reserves of $88 million. Offsetting these increases were $107 million of reinsurance recoverables from Ridge Re. Each of these exposures and the increases recorded in 1997 and 1995 and the movements between reserve categories which occurred in 1996 are more fully discussed in the paragraphs below.
                                                             (Continued)

                       WESTCHESTER SPECIALTY GROUP, INC.

                  Notes to Consolidated Financial Statements


     Construction defect ("CD") is a term used by the industry to refer to any third-party claim where property damage occurs or is alleged to have occurred as a result of the insured's work; work performed on the insured's behalf; or product failure in condominiums, townhouses, single family homes, or commercial buildings involving one or more policy periods, excluding environmental exposures. Although claims involving CD have been experienced by the Company and the insurance industry historically, beginning in the late 1980's insurers who had written general contractors' or subcontractors' policies in California began to experience a growing number of CD cases, with claims spread over several accident years. With increased emphasis on evaluating and understanding CD exposure, substantial effort was undertaken to segregate data and develop methodology to provide better estimates of ultimate losses associated with the exposure. The efforts led to a net reserve increase during 1995 of $12 million. Refinement of costing methods and estimation of the impact of recent court decisions and legislation resulted in the Company increasing its net reserves for CD exposure in 1996 by $24 million. During 1997, net reserves for CD were increased by another $81 million. The Company's net reserves for CD amounted to $94 million, $23 million, and $17 million at December 31, 1997, 1996, and 1995, respectively.

     Latent liabilities include reserves for environmental, asbestos, and other types of latent exposures, such as those associated with breast implants, chemical exposure, tobacco products, and other exposures which can result in insurance claims that were not contemplated when policies were originally written. The estimation of ultimate losses arising from environmental, asbestos, and other latent exposures (together referred to as latent liabilities) has presented a particular challenge to the Company, and to the insurance industry, because traditional actuarial methods are inadequate for such estimation. The problem of estimating reserves for environmental and asbestos exposures resulted in the development of methods which incorporate new sources of data with the historical experience that provides the basis for traditional reserving methods.

     Total reserves for asbestos, environmental, and other latent exposures as of December 31, 1997 and 1996 are as follows:

                                         1997         1996
                                     ------------  ----------
                                     Gross   Net   Gross  Net
                                     -----  -----  -----  ---
     Latent exposure reserves(1):
       Asbestos                       $ 67  $  38  $  67  $37
       Environmental                   106     70     55   46
       Other latent exposures           95     16     59    6
                                      ----  -----  -----  ---

           Total                      $268  $ 124  $ 181  $89
                                      ====  =====  =====  ===

     (1) Included are case, incurred but not reported (IBNR), and allocated loss adjustment expense reserves. Gross latent exposure reserves do not include amounts that are fully reinsured with current and former affiliated companies due to the lack of historical data. Net latent exposure reserves have not been reduced for recoverables from Ridge Re because the Ridge Re contract is an aggregate excess of loss contract covering all lines of business. Additionally, the net reserves presented exclude reserves for uncollectible reinsurance. See discussion of Ridge Re and the reserve for uncollectible reinsurance in note 5 to these financial statements.
                                                           (Continued)

                       WESTCHESTER SPECIALTY GROUP, INC.

                  Notes to Consolidated Financial Statements


     Prior to 1995, the Company established case and IBNR reserves for latent exposure claims that had been reported. The IBNR reserves were established primarily to cover adverse development on known claims. Case reserves were and continue to be determined by a specialized claim and legal staff. Building on methodologies first published by the Casualty Actuarial Society in the third quarter of 1994, the Company and Talegen completed the first phase of a project to develop and implement methods to provide estimates of ultimate losses for asbestos and environmental exposures. This resulted in a model which, in turn, was the basis for increasing reserves in 1995 for latent liabilities by $80 million on a net basis, excluding $64 million of reinsurance recoverables due from Ridge Re. During 1996, the model was further refined and tested, and the amount and quality of data used in modeling was significantly enhanced. In 1997, substantial reserve work by independent outside actuaries provided for improved calibration of the Company's model and provided confirmation of model estimates. Based on these refinements, the Company increased net reserves for latent exposures by $39 million in order to position reserves higher into the range of their actuarial estimates.

     As discussed in note 5, uncollectible reinsurance reserves are established by the Company to the extent that its evaluation of the ability or willingness of reinsurers to indemnify ceded exposure pursuant to reinsurance agreements indicates that the Company will not receive full recovery of ceded balances. In general, latent liability claims present a need to establish this reserve both because of their inherent complexity and attendant issues and because these exposures arise under insurance policies that, in many cases, were written during the 1970's and early 1980's, when the Company utilized a larger number of reinsurers and applicable reinsurance programs included reinsurers which subsequently encountered financial difficulties. As reserves for latent liability exposure were increased, the Company also increased reserves for uncollectible reinsurance receivables. Net uncollectible reinsurance expense incurred for prior and current accident years amounted to $43 million, $1 million, and $4 million for the years ended December 31, 1997, 1996, and 1995, respectively.

     Finally, as reserve actions were undertaken with respect to construction defects, latent liability, and uncollectible reinsurance exposures, reserves for all other lines continued to be evaluated and various movements in this segment were undertaken. From 1997 back through 1995 the Company recorded aggregate strengthening in net reserves for all other lines totaling $88 million, excluding $40 million of reinsurance recoverables due from Ridge Re. These actions were taken primarily in the umbrella line of business.
                                                                (Continued)

                       WESTCHESTER SPECIALTY GROUP, INC.

                   Notes to Consolidated Financial Statements


(5)  Reinsurance
     -----------

     The Company reinsures, in the ordinary course of business, certain risks with other insurance and reinsurance companies. These arrangements provide the means for greater diversification of business and serve to limit the net loss potential on unusually severe or frequent losses. With respect to potential property, business interruption, and nonvoluntary assessment losses arising out of catastrophes, the Company's insurance subsidiaries purchase individual catastrophe reinsurance. Talegen supplements this coverage through the purchase of excess of loss reinsurance which provided $80 million of additional aggregate protection to the Company's insurance subsidiaries and insurance companies owned by Talegen's other subsidiaries.

     The ceding of insurance does not discharge the original insurer from its primary liability to its policyholders; however, the reinsuring company which accepts the risk assumes an obligation to the original insurer. The ceding insurer retains a contingent liability with respect to reinsurance ceded to the extent that any reinsuring company might not be able to meet its obligations.

     The components of the Company's net premiums written and net premiums earned for each of the three years ended December 31 follow:

                                                                                           1997    1996    1995
                                                                                           -----  ------  ------
       (in millions)
       Premiums written:
        Direct                                                                             $ 195  $ 258   $ 289
        Assumed from other companies, pools,
         or associations                                                                       1     --      --
        Ceded to other companies, pools, or
         associations                                                                       (109)  (133)   (137)
                                                                                           -----  -----   -----
              Net premiums written                                                         $  87  $ 125   $ 152
                                                                                           =====  =====   =====
       Premiums earned:
        Direct                                                                             $ 220  $ 274   $ 309
        Ceded to other companies, pools, or
         associations                                                                       (124)  (132)   (142)
                                                                                           -----  -----   -----
              Net premiums earned                                                          $  96  $ 142   $ 167
                                                                                           =====  =====   =====

     The components of the Company's reinsurance recoverables at December 31 follow:

                                                                                                   1997    1996
                                                                                                  -----   -----
       (in millions)

       Reinsurance receivables on paid losses and loss
        expenses                                                                                  $  20   $  29
       Reinsurance recoverables on unpaid losses and
        loss expenses                                                                               611     659
                                                                                                  -----   -----
              Total reinsurance recoverables                                                      $ 631   $ 688
                                                                                                  =====   =====
                                                                                                   (Continued)

                       WESTCHESTER SPECIALTY GROUP, INC.

                  Notes to Consolidated Financial Statements


     Reinsurance recoverables reflected above are net of a reserve for uncollectible reinsurance of $84 million and $37 million at December 31, 1997 and 1996, respectively.

     The Company made significant use of reinsurance during the 1970s and 1980s, and accordingly, has current and future reinsurance recoverables due from several hundred reinsurers. Since that time, the Company has increased the portion of business retained while reducing the number of reinsurers used. During both 1997 and 1996, the Company ceded 94% of total ceded premiums written (excluding reinsurance ceded to pools and associations) to approximately 30 reinsurers. As of December 31, 1997, General Reinsurance Corporation, Kemper Reinsurance Corporation and NAC Reinsurance Corporation, the three largest unaffiliated reinsurers of the Company, accounted for approximately 12%, 8%, and 7%, respectively, of total net reinsurance recoverables. The reinsurance recoverable from Ridge Re as of December 31, 1997 and 1996 was $127.5 million. At December 31, 1997, the Company does not believe it has a significant concentration of credit risk with any other individual reinsurer.

     The Company actively monitors and evaluates the financial condition of its reinsurers and prepares estimates of the uncollectible amounts due from troubled reinsurers. The evaluation focuses on financial and other available data such as whether or not the reinsurer is in rehabilitation or in liquidation proceedings and produces an estimate of the amount that will ultimately be collected from these troubled reinsurers. In addition to the reinsurers' ability to pay claims, from time to time disputes arise over claim amounts and reinsurance coverage. The Company pursues its remedies in these cases and generally recognizes the impact of developments in these situations as the disputes are resolved. Management believes the reinsurance recoverables, net of the reserve for uncollectible reinsurance, are valid and collectible.

     Effective December 31, 1992, Ridge Re, a special purpose Bermuda reinsurer which is a wholly owned subsidiary of XFSI, has provided aggregate excess of loss reinsurance to the Company's insurance subsidiaries. Under the terms of the reinsurance coverage, which is guaranteed by XFSI and is subject to stated limits, Ridge Re will reimburse the Company's insurance subsidiaries for 85% of any and all ultimate net losses in excess of the retention amount. Coverage is provided for unfavorable development on all incurred losses and allocated loss expenses and uncollectible reinsurance for losses occurring on accident years 1992 and prior, net of all salvage, subrogation, and other recoverables. The corresponding premium amount of $51 million, which is being provided by XFSI and is guaranteed by Xerox, was ceded by the Company's insurance subsidiaries to Ridge Re in 1992, as consideration for the risk assumed by Ridge Re.

     The contract coverage for the Company's insurance subsidiaries at December 31, 1997 totals $127.5 million, which is net of 15% coinsurance. Cumulative unpaid losses and loss expenses of $127.5 million have been ceded to Ridge Re as of December 31, 1997, and the Company's insurance subsidiaries have received letters of credit from Ridge Re for the $127.5 million reinsurance recoverable. The insurance subsidiaries have no remaining coverage under the Ridge Re contract.


                                                                     (Continued)

                       WESTCHESTER SPECIALTY GROUP, INC.

                  Notes to Consolidated Financial Statements


     In connection with the Talegen restructuring (see note 1), the Company's insurance subsidiaries entered into assumption and reinsurance arrangements with Affiliate(s) (current and former affiliates then owned, indirectly, by Talegen) to transfer certain books of business that were not consistent with the Company's ongoing operating strategy. In addition to the reinsurance arrangements, certain of these reinsured insurance policies also have been novated to Affiliates that reinsured these policies, and additional reinsured policies continue to be novated as claims are reported. The novation process was approved by insurance regulatory authorities of each state. For policies affected by this ongoing novation process, the Affiliate assumes all rights and obligations under the insurance policies and is substituted for the Company's insurance subsidiaries who originally issued the policies. The Affiliate becomes directly liable to the insured. As of December 31, 1997, Affiliates had assumed, through the reinsurance arrangements, approximately $88 million of gross reserves stemming from policies originally issued by the Company's insurance subsidiaries, of which approximately $78 million pertained to novated policies. In the event that an assuming Affiliate fails to meet its obligations on novated policies due to its insolvency or otherwise, policyholders under such policies could seek judicial relief to have the novations invalidated. Management believes that these types of actions would not have any merit; however, there can be no certainty that a court would enforce a policy novation against a challenge by a policyholder even if the appropriate novation procedures under state law have been satisfied. A judicial determination that a policy novation was invalid could result in the Company's insurance subsidiaries retaining the direct obligation to the policyholder for the subject policy. The Company's insurance subsidiaries would retain the right and be entitled to collect the amount of any future payments it incurs under such a policy from the Affiliate through the reinsurance arrangement.

(6)  Salvage and Subrogation
     -----------------------

     Estimates of salvage and subrogation recoveries on unpaid losses and loss expenses of $9 million have been recorded as a reduction to unpaid losses and loss expenses at both December 31, 1997 and 1996.

(7)  Pensions
     --------

     Talegen sponsors one principal noncontributory defined benefit pension plan (the "Plan") which covers employees of the Company who meet eligibility requirements. Effective July 1, 1993, the Plan was amended with the effect of limiting the accrual of further benefits to its participants under the terms of the Plan. Contributions are made to the Plan in an amount deductible and in accordance with funding standards established by the Employee Retirement Income Security Act of 1974. During 1996, contributions were made to bring the Plan to a fully funded status. Therefore, no additional contributions were made to the Plan during 1997.


                                                                 (Continued)

                       WESTCHESTER SPECIALTY GROUP, INC.

                  Notes to Consolidated Financial Statements


     The following table summarizes the Plan's funded status and the amounts recognized in Talegen's consolidated financial statements as of December 31:

                                                                  1997       1996       1995
                                                                 ------     ------     ------
       (in millions)
       Actuarial present value of benefit obligations:
        Vested                                                   $  84         $  83    $  76
        Nonvested                                                    4             3        7
                                                                 -----         -----    -----
              Accumulated benefit obligation(1)                     88            86       83

       Effect of projected future compensation levels               --            --       --
                                                                 -----         -----    -----
              Projected benefit obligation                          88            86       83

       Fair value of plan assets, primarily listed stocks,
        and government securities                                  102            94       69
                                                                 -----         -----    -----
              Projected benefit obligation (less than)
               in excess of plan assets                            (14)           (8)      14

       Unrecognized net gain (loss)                                  4            (8)      (9)
                                                                 -----         -----    -----
              (Prepaid) accrued pension expense(2)                 (10)          (16)       5

       Adjustment required to recognize minimum
        pension liability                                           --            --        7
                                                                 -----         -----    -----

              Net (asset) liability recognized in
               consolidated balance sheets(3)                    $ (10)        $ (16)   $  12
                                                                 -----         -----    -----

       Assumptions used in the accounting were:
        Discount rates                                            7.25%         7.25%     7.25%
        Rates of increase in compensation levels                    --            --      5.50%
        Expected long-term rate of return on plan assets          8.50%         8.50%     8.50%

       Net periodic pension cost included the following components:

       (in millions)
         Interest cost on projected benefit
          obligation                                             $   6         $   6    $   6
         Actual return on plan assets                              (18)          (11)     (14)
         Net amortization and deferrals                             10             6        9
                                                                 -----         -----    -----

              Net periodic defined benefit pension
               (benefit) cost(4)                                 $  (2)        $   1    $    1
                                                                 =====         =====    =====

       (1) The accumulated benefit obligation of the Company was $4 million as of December 31, 1997, 1996, and 1995, respectively.

       (2) The (prepaid) accrued pension expense of the Company as of December 31, 1997, 1996, and 1995 was $(0.7) million, $(0.8) million, and $0.4 million, respectively.

                                                                     (Continued)

                       WESTCHESTER SPECIALTY GROUP, INC.

                  Notes to Consolidated Financial Statements


       (3) The net asset recognized in the Company's consolidated balance sheets as of December 31, 1997 and 1996 was $0.7 million and $0.8 million, respectively.

       (4) The Company's share of this (benefit) expense for the years ended December 31, 1997, 1996, and 1995 was $(0.1) million, $0.1 million, and $0.1 million, respectively.

     Talegen also sponsors a defined contribution pension plan (Savings Plan) covering substantially all employees of Talegen and its subsidiaries. The Savings Plan provides for a basic contribution equal to 3% of an employee's compensation, a matching contribution based on participants' contributions, and a discretionary performance-related basic and/or matching contribution made at the discretion of the Company. Certain employees also have the opportunity to participate in a nonqualified arrangement that permits contributions that would otherwise be limited under the qualified plan by IRS regulations. Total Savings Plan expenses incurred by the Company for the years ended December 31, 1997, 1996, and 1995 were $0.6 million, $0.8 million, and $1.2 million, respectively.

(8)  Postretirement Benefits Other Than Pensions
     -------------------------------------------

     Talegen provides certain medical and life insurance benefits for retirees of the Company. Retiree medical benefits are provided to those employees who had reached age 50 by January 1, 1994 and who ultimately retired with at least 15 years of service.

     A reconciliation of the funded status of Talegen's postretirement medical and life plans as of December 31 follow:

                                                       1997                   1996
                                                  ----------------      -----------------
(in millions)                                     Medical     Life      Medical      Life
                                                  -------     ----      -------      ----

       Accumulated postretirement
        benefit obligation:
         Retirees                                  $  16     $   8       $  18     $  11
         Fully eligible active participants            2         -           3         1
         Other active participants                     2         1           3         1
                                                   -----     -----       -----     -----
              Total/(1)/                              20         9          24        13

       Deferred actuarial gain (loss)                  6        (1)         14        (1)
       Initial liability                             (13)       (3)        (19)       (5)
                                                   -----     -----       -----     -----

              Accrued cost recognized in
               consolidated balance sheets/(2)/    $  13     $   5       $  19     $   7
                                                   =====     =====       =====     =====

       /(1)/ At December 31, 1997 and 1996, combined accumulated postretirement benefit medical and life obligations pertaining to the Company were $1.9 million and $1.6 million, respectively.

       /(2)/ The combined accrued medical and life costs recognized in the Company's consolidated balance sheet amounted to $1.2 million at both December 31, 1997 and 1996.


                                                                     (Continued)

                       WESTCHESTER SPECIALTY GROUP, INC.

                  Notes to Consolidated Financial Statements


     The medical inflation assumptions are 9.9% and 9.0% for participants under age 65 and over age 65, respectively, and both decline to 5.0% in the year 2008 and thereafter. A one percentage point increase in the medical inflation assumptions would not have a material impact on the service and interest cost and the accumulated postretirement benefit obligation.

     The discount rate used to determine the funded status as of December 31, 1997 and 1996 was 7.25%.

     The components of Talegen's postretirement medical and life benefit cost for each of the three years ended December 31 follow:

                                                 1997           1996            1995
                                            --------------  -------------  --------------
                                            Medical   Life  Medical  Life  Medical   Life
                                            --------  ----  -------  ----  --------  ----
       (in millions)
       Interest cost                          $  2    $  1   $   2   $  1    $  2    $  1
       Amortization of initial liability         2       -       1      -       -       -
       Other                                    (1)      -       -      -      (1)      -
                                              ----    ----   -----   ----    ----    ----
            Total/(1)/                        $  3    $  1   $   3   $  1    $  1    $  1
                                              ====    ====   =====   ====    ====    ====

      /(1)/ For the years ended December 31, 1997, 1996, and 1995, combined postretirement medical and life benefit expenses amounted to $0.2 million, $0.1 million, and $0.2 million, respectively.

(9)  Related Party Transactions
     --------------------------

     The Company receives data processing, claims settlement, and other services from affiliates and Talegen under various service agreements. For 1997 (through February), 1996, and 1995, the Company received data processing services from an affiliate. Effective March 1, 1997, the Company entered into an information technology services agreement with Andersen Consulting, LLP, which outsourced services previously provided by the Affiliate. See note 14 for further discussion. During 1997, 1996, and 1995, the Company received claims settlement and other reinsurance services from affiliates, which were sold by XFSI during October 1997. Fees incurred for services from affiliates under these agreements for the years ended December 31, 1997, 1996, and 1995 were approximately $6 million, $11 million, and $11 million, respectively.

     Reinsurance assumed and ceded with affiliates at December 31 follow:


                                                                   1997
                                                          ------------------------
                                                          Reinsurance  Reinsurance
                                                            assumed       ceded
                                                          -----------  -----------
(in millions)

Unpaid losses and loss expenses                                $ 9         $ 4

                                                                    1996
                                                          ------------------------
                                                          Reinsurance  Reinsurance
                                                            assumed       ceded
                                                          -----------  -----------
(in millions)

Premiums earned                                                $ --         $ 5
Unpaid losses and loss expenses                                  93          17


                                                                     (Continued)

                       WESTCHESTER SPECIALTY GROUP, INC.

                  Notes to Consolidated Financial Statements


     The above tables exclude amounts ceded to Ridge Re, a wholly owned subsidiary of XFSI, which are discussed in note 5 above. The Company has reinsurance agreements in effect with current and former affiliates, which include other Talegen-owned insurance operating groups and an insurance operating group formerly owned by XFSI. During 1997, Talegen sold two of these operating groups and XFSI sold its insurance operating group. The 1997 balances shown in the above table reflect the sale of these former affiliates.

(10) Statutory Information
     ---------------------

     The Company's insurance subsidiaries are restricted by insurance laws as to the amount of dividends they may pay without the prior approval of regulatory authorities. The amount available for the payment of dividends to the Company without prior regulatory approval amounted to $2 million at December 31, 1997.

     Generally accepted accounting principles differ in certain respects from the statutory accounting practices prescribed or permitted by insurance regulatory authorities for the Company's insurance subsidiaries. "Prescribed" statutory accounting practices include state laws, regulations, and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners (NAIC). "Permitted" statutory accounting practices encompass all accounting practices that are not prescribed; such practices differ from state-to-state, may differ from company-to-company within a state and may change in the future. Furthermore, the NAIC has a project to codify statutory accounting practices, the result of which is expected to constitute the only source of prescribed statutory accounting practices. Accordingly, that project will likely change the definitions of what comprises prescribed versus permitted statutory accounting practices, and may result in changes to the accounting policies that insurance enterprises use to prepare their statutory financial statements. The effect on statutory policyholders' surplus of permitted practices is not significant.

     Combined statutory net (loss) income of the Company's insurance subsidiaries amounted to $(99) million, $43 million, and $(20) million for the years ended December 31, 1997, 1996, and 1995, respectively. Combined statutory policyholders' surplus of the insurance subsidiaries amounted to $289 million and $343 million at December 31, 1997 and 1996, respectively. The principal differences between statutory policyholders' surplus and shareholder's equity determined in accordance with generally accepted accounting principles, are deferred Federal income taxes, certain reinsurance recoverables, and deferred policy acquisition costs, which are not generally considered assets for statutory purposes, as well as the shareholder's equity of the Company's noninsurance subsidiaries.

(11) Shareholder's Equity
     --------------------

     Cash capital contributions received from Talegen amounted to $50 million in 1997. A $45 million cash and a $2 million noncash capital contribution were received in 1996. Dividend payments totaling $452,000 and $390,000 were made in 1997 and 1996, respectively.


                                                                     (Continued)

                       WESTCHESTER SPECIALTY GROUP, INC.

                   Notes to Consolidated Financial Statements


(12) Fair Value of Financial Instruments
     -----------------------------------

     SFAS No. 107, Disclosures About Fair Value of Financial Instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

     The carrying amounts and estimated fair values of the Company's financial instruments at December 31 follow:


                               1997             1996
                        ----------------  ----------------
                        Carrying   Fair   Carrying   Fair
                         amount   value    amount   value
                        --------  ------  --------  ------
       (in millions)

       Investments        $1,154  $1,154    $1,097  $1,097

     The fair values of investments are based on quoted market prices or dealer quotes at the reporting date for those or similar investments.

     See notes 2 and 5 regarding concentrations of investments and reinsurance recoverables, respectively.

(13) Leases
     ------

     The Company leases certain land, buildings, and equipment under operating leases which expire through 2002. The net rental expense under operating leases for the years ended December 31, 1997, 1996, and 1995 was $2 million, $3 million, and $3 million, respectively.

     Future unaccrued minimum lease payments required under operating leases which have initial or remaining noncancelable lease terms in excess of one year at December 31, 1997 are summarized below:


      (In millions)

       1998                                                $ 3
       1999                                                  2
       2000                                                  2
       2001                                                  2
       2002                                                  -
                                                           ---
           Total future minimum lease payments               9

       Less minimum sublease rentals                         3

           Net future minimum lease payments               $ 6
                                                           ===



                                                                     (Continued)

                       WESTCHESTER SPECIALTY GROUP, INC.

                  Notes to Consolidated Financial Statements


     The minimum lease payments shown in the preceding table do not include possible future rental adjustments based on inflation. Additionally, the Company is contingently liable for future lease payments with respect to leases that were entered into in 1984 between the Company and certain of the Company's affiliates and a former affiliate in conjunction with sale leaseback transactions. Future potential unaccrued minimum payments under these leases at December 31, 1997 total $36 million through 2009 when the leases terminate. It is anticipated that the Company will not be required to make future payments under these leases as the leased properties are subleased by certain of the Company's affiliates. The Company's performance under these leases has been guaranteed by Talegen. The property sales were financed in part by purchase money notes that were sold to Talegen during 1997 for carried value which amounted to $5 million.

(14) Long-term Obligations
     ---------------------

     During 1997, the Company entered into an information technology services agreement with Andersen Consulting, LLP effective March 1, 1997 (the "Agreement"). The Agreement has an initial term of five years, and an automatic renewal provision which allows for the extension of the initial term by additional periods of one year each, unless terminated by either party at least 180 days prior to the scheduled expiration date of the initial or any renewal term. Under the Agreement, the Company pays minimum charges for application, infrastructure, and mainframe services with adjustments based on actual activity. The Company's purchases under the Agreement totaled $4 million in 1997.

     As of December 31, 1997, future unaccrued minimum payments required under the Agreement are summarized below:

              (in millions)

               1998            $ 4
               1999              3
               2000              3
               2001              3
                               ---

                               $13
                               ===

     The estimated minimum payments shown in the preceding table do not include possible future adjustments based on inflation. The Company may terminate the Agreement at any time upon 90 days' notice and payment of an early termination fee. The early termination fee, which decreases over the initial term of the Agreement, was $2 million at December 31, 1997.

(15) Contingent Liabilities
     ----------------------

     The Company is a party to various lawsuits and arbitration matters which have arisen during the ordinary course of business. Management believes the outcome of these matters will not have a material adverse effect on the Company's liquidity or financial position.

                                                                       Exhibit 2

    UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION OF ACE

     On January 2, 1998, ACE Limited (the "Company" or "ACE") completed the acquisition of Westchester Specialty Group, Inc. ("WSG"), through a newly-created U.S. holding company, ACE US Holdings, Inc. WSG, through its insurance subsidiaries, provides specialty commercial property and umbrella liability coverages in the U.S. Under the terms of a Stock Purchase Agreement, dated September 18, 1997, between ACE and Talegen Holdings, Inc. ("Talegen") (the "Stock Purchase Agreement"), the Company purchased all of the outstanding capital stock of WSG for aggregate cash consideration of $338 million. The Company financed the transaction with $250 million of bank debt and the remainder with available cash.

     The following unaudited pro forma condensed consolidated statements of operations for the twelve months ended September 30, 1997 and for the three months ended December 31, 1997 present operating results of ACE as if the Amalgamation had occurred on October 1, 1996. The unaudited pro forma condensed consolidated balance sheet as of December 31, 1997 gives effect to the Amalgamation as if it had occurred on December 31, 1997.

     The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the consolidated financial statements of ACE, included in the Company's 1997 Annual Report on Form 10K, the unaudited consolidated financial statements of ACE included in the Company's December 31, 1997 Form 10Q and the audited consolidated financial statements of WSG for the year ended December 31, 1997 filed with this report. The unaudited pro forma condensed consolidated financial information is not intended to be indicative of the consolidated results of operations or financial position of ACE that would have been reported if the acquisition had occurred at the dates indicated or of the consolidated results of future operations or of future financial position.

     The Amalgamation has been accounted for as a purchase in accordance with GAAP. Under purchase accounting, the total purchase price is allocated to the acquired assets and liabilities based on their fair values.

Unaudited Pro Forma Condensed Consolidated Balance Sheet



                                                                                  At December 31, 1997
                                                     =============================================================================
                                                     (In thousands of U.S. dollars)
                                                                                                                      Pro forma
                                                                                        Pro forma                   combined for
                                                         ACE            WSG            Adjustments   Notes         WSG Acquisition
                                                     =============================================================================
Total investments and cash                           $4,444,978     $1,155,196          ($343,000)     (1)
                                                                                         (250,000)     (2)
                                                                                         (205,800)     (3)            5,301,374
Insurance and Reinisurance balances receivable
(including reinsurance recoveries)                      133,779        647,299                  -                       781,078
Other assets                                            224,783        184,214            136,800      (3)
                                                                                           18,914      (4)              564,711
Goodwill                                                195,397              -                  -      (5)              195,397
                                                     --------------------------------------------------------------------------
Total assets                                         $4,998,937     $1,986,709          ($143,086)                   $6,842,560
                                                     ==========================================================================

Unpaid losses and loss expenses                      $1,858,055     $1,451,337                  -                    $3,309,392
Unearned premiums                                       369,206         88,101                  -                       457,307
Bank debt                                                     -              -            250,000      (2)              250,000
Other liabilities                                       153,124         45,837              8,348      (4)              207,309
                                                     --------------------------------------------------------------------------
Total liabilities                                     2,380,385      1,585,275            258,348                     4,224,008
                                                     ==========================================================================
Total shareholders' equity                            2,618,552        401,434            (69,000)     (3)
                                                                                           10,566      (4)
                                                                                         (343,000)     (6)            2,618,552
                                                     --------------------------------------------------------------------------
Total liabilities and shareholders' equity           $4,998,937     $1,986,709          ($143,086)                   $6,842,560
                                                     ==========================================================================


(1) Under the terms of the Stock Purchase Agreement, ACE paid a total purchase price of $338 million. ACE also incurred direct transaction expenses of $5 million.

(2) As part of the financing of the acquisition, ACE borrowed $250 million under a $250 million seven year Amortizing Term Loan facility. The interest rate on this term loan is LIBOR plus an applicable spread.

(3) Prior to the closing of the transaction, WSG paid a dividend of $69 million and made a loan to Talegen in the amount of $150 million. Also prior to the closing, Talegen paid $13.2 million to WSG in settlement of certain deferred tax receivables under a tax sharing arrangement between WSG, Talegen and other Xerox group companies.

(4) To adjust assets acquired and liabilities assumed to fair value and record related deferred tax effects.

(5) Under purchase accounting, the total purchase price is allocated to the acquired assets and liabilities assumed based on their fair values. Any differences between the cost of the transaction and the fair value of WSG net assets acquired would be recorded as goodwill. Based on the purchase price paid, no goodwill resulted from this transaction.

(6)  To eliminate WSG's shareholder's equity.

Unaudited Pro Forma Condensed Consolidated Statements of Operations

                                                                      Three Months Ended December 31, 1997
                                                      ====================================================================
                                                      (In thousands of US dollars)                            Pro forma
                                                                                  Pro forma                 combined for
                                                         ACE          WSG        Adjustments     Notes     WSG Acquisition
                                                      ====================================================================
Net Premiums Written                                    $126,977    $17,881                                       $144,858
                                                      --------------------------------------------------------------------

Net Premiums Earned                                      167,821     23,481                                        191,302
Net Investment income                                     58,413     16,697           (3,812)     (1)               71,298
Loss and loss expenses                                  (109,161)   (17,059)                                      (126,220)
Acquisition costs and administrative expenses            (31,749)   (10,757)                                       (42,506)
Interest expense                                               -          -           (3,938)     (2)               (3,938)
Income Tax                                                     -     (4,328)           2,240      (3)               (2,088)
                                                      --------------------------------------------------------------------
Income excluding net realized gains                       85,324      8,034           (5,510)                       87,848
Net realized gains on investments                         27,492          -                                         27,492
                                                      --------------------------------------------------------------------

Net Income                                              $112,816     $8,034          $(5,510)                     $115,340
                                                      ====================================================================

Basic Earnings per share, excluding realized gains         $1.56                                                     $1.60
                                                      ==========                                                ==========

Basic earnings per share                                   $2.06                                                     $2.10
                                                      ==========                                                ==========

Weighted average shares outstanding - Basic           54,883,826                                                54,883,826
                                                      ==========                                                ==========

Diluted earning per share
  excluding realized gains                                 $1.52                                                     $1.56
                                                      ==========                                                ==========

Diluted earnings per share                                 $2.01                                                     $2.05
                                                      ==========                                                ==========

Weighted average shares                               56,226,820                                                56,226,820
  outstanding - Diluted                               ==========                                                ==========

(1) To eliminate the estimated investment income on the cash portion of the purchase cost funded by ACE (based on a yield of 5.8% which approximates the yield on the ACE portfolio for the fiscal year ended September 30,
     1997) and the cash dividend and loan to Talegen prior to the closing of the transaction (based on a yield of 4.5% which approximates the yield on the WSG portfolio for the year ended September 30, 1997).

(2) Interest on the $250 million term loan has been calculated at a rate of 6.3%.

(3) The estimated income tax saving is based on the estimated reduction in net income before tax as a result of the decrease in WSG's investment income and the interest expense on the bank debt.

Unaudited Pro Forma Condensed Consolidated Statements of Operations

                                                                         Year Ended September 30, 1997
                                                      ====================================================================
                                                      (In thousands of US dollars)                            Pro forma
                                                                                   Pro forma                 combined for
                                                         ACE         WSG (1)     Adjustments     Notes     WSG Acquisition
                                                      ====================================================================
Net Premiums Written                                    $639,744    $88,567                                       $728,311
                                                      --------------------------------------------------------------------

Net Premiums Earned                                      644,838    104,291                                        749,129
Net investment income                                    237,823     63,250          (15,249)     (2)              285,824
Losses and loss expenses                                (435,941)  (282,315)                                      (718,256)
Acquisition costs and administrative expenses           (113,348)   (33,679)                                      (147,027)
Interest expense                                               -          -          (15,750)     (3)              (15,750)
Income tax                                                     -     51,900            8,962      (4)               60,862
                                                      --------------------------------------------------------------------
Income excluding net realized gains                      333,372    (96,553)         (22,037)                      214,782
Net realized gains on investments                        127,982        448                                        128,430
                                                      --------------------------------------------------------------------

Net Income                                              $461,354   ($96,105)        ($22,037)                     $343,212
                                                      ====================================================================

Basic earnings per share, excluding realized gains         $5.89                                                     $3.79
                                                      ==========                                                ==========

Basic earnings per share                                   $8.15                                                     $6.06
                                                      ==========                                                ==========

Weighted average shares outstanding - Basic           56,606,877                                                56,606,877
                                                      ==========                                                ==========

Diluted earnings per share, excluding realized gains       $5.80                                                     $3.74
                                                      ==========                                                ==========

Diluted earnings per share                                 $8.02                                                     $5.97
                                                      ==========                                                ==========

Weighted average shares outstanding - Diluted         57,493,671                                                57,493,671
                                                      ==========                                                ==========

(1) The WSG consolidated statement of operations has been compiled to reflect its results of operations for the twelve months ended September 30, 1997.

(2) To eliminate the estimated investment income on the cash portion of the purchase cost funded by ACE (based on a yield of 5.8% which approximates the yield on the ACE portfolio for the fiscal year ended September 30,
     1997) and the cash dividend and loan to Talegen prior to the closing of the transaction (based on a yield of 4.5% which approximates the yield on the WSG portfolio for the year ended September 30, 1997).

(3) Interest on the $250 million term loan has been calculated at a rate of 6.3%.

(4) The estimated income tax saving is based on the estimated reduction in net income before tax as a result of the decrease in WSG's investment income and the interest expense on the bank debt.